Exhibit 99.1

Yuma Energy, Inc. Receives Notice of Acceleration Under Credit Agreement And Termination of Restructuring Agreement

HOUSTON, April 7, 2020 /PRNewswire/ -- Yuma Energy, Inc. (NYSE American: YUMA) ("Yuma", "Company", "we" or "our") announced today that it has been notified by its lender, YE Investment LLC, ("YE" or the "Lender"), an affiliate of Red Mountain Capital LLC.("Red Mountain"), that all outstanding payments under its existing Credit Agreement are currently due and that its Restructuring Agreement with Red Mountain has been terminated.

In a press release issued on March 20, 2020, Yuma disclosed that it was not in compliance with the various terms of the Restructuring Agreement and related credit arrangements, and no further funds were available to Yuma under the facility. Please refer to our prior press releases and prior filings with the Securities and Exchange Commission for more comprehensive information regarding the agreements and transactions.

On March 30, 2020 the Company disclosed that effective March 26, 2020, J. Christopher Teets, who was appointed as a member of the Board of Directors on September 30, 2019, resigned as a member of the Board of Directors of Yuma Energy.

On April 3, 2020, Yuma Energy and its related affiliates received written notice from Red Mountain that numerous defaults and events of default have occurred and are continuing under the Credit Agreement and the other loan documents, including failure to pay interest within the time provided and failure to comply with other covenants. Consequentially, Red Mountain has terminated all loan commitments and has accelerated the payments including accrued interest, fees and other obligations, are now due immediately. Also, Yuma received simultaneous written notice from Red Mountain that the Restructuring Agreement and related Voting Agreement have been automatically terminated.

As disclosed in September 2019, YE Investment, LLC, an affiliate of Red Mountain, purchased all of the Company's outstanding senior secured bank indebtedness and related liabilities under the Company's senior credit facility (the "Credit Facility"). The Credit Facility was then modified to reduce the outstanding principal balance from approximately $32.8 million, plus accrued and unpaid interest and expenses, to approximately $1.4 million (the "Modified Note"). Yuma also entered into a Restructuring and Exchange Agreement (the "Restructuring Agreement") with Red Mountain and affiliates, which was to result in the i) exchange of the Modified Note for a new convertible note that would be convertible into Yuma common stock, and ii) conversion of the Company's Series D Preferred Stock into Yuma Common stock. Finally, in December 2019, the parties entered into an amendment to the Restructuring Agreement and Credit Facility under which Red Mountain provided an additional two-year senior secured delayed-draw term loan for up to $2 million, maturing on September 30, 2022, from which the Company has drawn $850,000 to date. The transactions contemplated by the Restructuring Agreement were subject to stockholder approval pursuant to NYSE American rules and requirements, and the Restructuring Agreement included a termination right in the event such stockholder approval was not received by December 31, 2019.

Mr. Anthony C. Schnur, Interim Chief Executive Officer and Chief Restructuring Officer of Yuma commented, "Despite our efforts to remedy our financial distress and evaluate strategic alternatives over the past few months, we have not come to a mutually agreeable understanding with Red Mountain regarding the extension/modification of the Restructuring Agreement, Modified Note and related agreements. We are disappointed that YE and Red Mountain, our Senior Lender and majority owner of our Series D Preferred stock and holder of approximately 10% of our outstanding common stock, have taken this action. Our ability to make timely interest payments has been hampered by the dramatic collapse in oil prices, certain well failures, and economic uncertainty caused by the COVID-19 virus. The acceleration of all outstanding payments demanded by Red Mountain at this time will likely force the Company to cease our business plan, sell assets or possibly take other remedial steps such as seeking bankruptcy protection."

Continuing Uncertainty
The Company's audited consolidated financial statements for the year ended December 31, 2018, included a going concern qualification. The risk factors and uncertainties described in our SEC filings for the year ended December 31, 2018, the quarter ended March 31, 2019, the quarter ended June 30, 2019, and the quarter ended September 30, 2019, raise substantial doubt about the Company's ability to continue as a going concern.

About Yuma Energy, Inc.
Yuma Energy, Inc., a Delaware corporation, is an independent Houston-based exploration and production company focused on acquiring, developing and exploring for conventional and unconventional oil and natural gas resources. Historically, the Company's activities have focused on inland and onshore properties, primarily located in central and southern Louisiana and southeastern Texas. Its common stock is listed on the NYSE American under the trading symbol "YUMA."

Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Any and all statements that are not strictly historical statements constitute forward-looking statements and may often, but not always, be identified by the use of such words such as "expects," "believes," "intends," "anticipates," "plans," "estimates," "potential," "possible," or "probable" or statements that certain actions, events or results "may," "will," "should," or "could" be taken, occur or be achieved. We caution that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, among others: our ability to raise additional funding as needed; our ability to pay our debts as they come due; rights that Red Mountain has under outstanding loan and other agreements, including security interests in our assets and their rights to foreclose on such security interests; the ability of the Company to enter into an amended, extended and modified credit facility; the ability to maintain sufficient liquidity to fund operations; the ability to remain listed on the NYSE American; the ability to continue as a going concern; the risk of being forced into, or determining to seek, bankruptcy protection; and the ability to use net operating losses to offset cancellation of indebtedness income. The Company's annual report on Form 10-K for the year ended December 31, 2018, quarterly reports on Form 10-Q, recent current reports on Form 8-K, and other SEC filings discuss some of the important risk factors identified that may affect the Company's business, results of operations, and financial condition. The Company undertakes no obligation to revise or update publicly any forward-looking statements, except as required by law.

For more information, please contact
Carol Coale
Managing Director
Dennard Lascar Investor Relations
713-529-6600
ccoale@dennardlascar.com